OWLET BABY CARE, INC. 3300 N. Ashton Blvd. STE 300 Lehi, UT 84043

July 9, 2024

Amanda Crawford 9518 Glacier Lane
Sandy, UT 84092 Dear Amanda,
Congratulations! We are excited to inform you that you are being promoted with Owlet Baby Care, Inc. Thank you for your hard work. We would like to express our appreciation for the great work you do for our team and recognize your continued contributions to our Owlet mission!

This letter outlines the details of your promotion:

Effective Date: July 9, 2024

New Title: Chief Financial Officer (CFO)

New Base Salary Increase: $300,000 annualized, minus applicable deductions.

Your salary will be evaluated again in Q1 2025 and potentially adjusted upwards (10 to 15 percent increase) depending on business performance at that time (available cash and operational ability).

Status: Full-Time, Exempt

New Bonus Potential: You have the potential to earn an annual bonus targeted at 35 percent of your annual base salary, based on the achievement of company goals and your individual performance. Payment of the bonus will be made within one month following the completion of the Company’s financial statement audit, unless otherwise determined by your manager, and will be taxed as compensation. The bonus is contingent upon being continuously employed by Owlet through time of the payout.

Equity Award: Subject to the approval of the Company’s board of directors (the “Board”), the Company will grant you an equity award with a Target Value of $200,000 - $300,000 at the time of grant in the form of shares of Company common stock (the “Initial Equity Award”). It is anticipated that the award will be granted in September 2024. The Initial Equity Award will be in the form of restricted stock units. The Initial Equity Award will be subject to the terms and conditions of the Company’s then current equity incentive plan and an award agreement to be signed by you and the Company. Your Equity Award vesting period will be determined at the time of grant.

OWLET BABY CARE, INC. 3300 N. Ashton Blvd. STE 300 Lehi, UT 84043

Notwithstanding the foregoing, in the event of major fluctuations in the Company’s stock price or significant changes in the Company’s capital structure, the Company reserves the right to adjust the terms of the Employee’s equity compensation. Any such adjustments will be made in the Company’s sole discretion and in compliance with applicable laws and the current equity incentive plan.

At-Will Employment: Your employment with the Company is “at-will.” This means that either you or the Company can terminate your employment at any time for any reason, with or without cause and with or without notice, without liability. This also means that the Company can adjust your compensation and benefit programs at any time without liability. No representative of the Company has authority to enter into any agreement contrary to the foregoing "employment at will" relationship.

Change of Control: You are now eligible for the company’s Executive Change in Control Severance Plan dated August 14, 2023 given your new role and responsibilities. Please review the policy to understand your eligibility for benefits under the plan. However, please note that this eligibility may be subject to change in the future, contingent upon any revisions to the plan that may be approved at a future date.

Severance Benefit: In the event that your employment is terminated without cause (as defined below), you are guaranteed a severance package equivalent to six months of your current salary contingent upon your execution and delivery, and not revoking, of a separation agreement and general release of claims in favor of the Company in a form acceptable to the Company within sixty (60) days following your termination date, and your continued compliance with all applicable restrictive covenants, including, without limitation, any confidentiality agreements you have entered into.

Double-Trigger Acceleration: Notwithstanding the foregoing, in the event your employment with the Company (or the Company’s successor) is either (i) terminated by the Company (or the Company’s successor) without Cause or
(ii) terminated by you for Good Reason (as defined below), after a Change in Control Transaction (as defined by the company’s Executive Change in Control Severance Plan dated August 14, 2023), then 100% of the then-unvested shares shall automatically vest on the date of such termination, contingent upon your execution and delivery, and not revoking, of a separation agreement and general release of claims in favor of the Company in a form acceptable to the Company within sixty (60) days following your termination date, and your continued compliance with all applicable restrictive covenants, including, without limitation, any confidentiality agreements you have entered into.

OWLET BABY CARE, INC. 3300 N. Ashton Blvd. STE 300 Lehi, UT 84043

Definitions. Solely for purposes of the Severance Benefit and Double Trigger Acceleration sections:

1.Termination for “cause” refers to cessation of employment due to an employee’s actions or behavior that is deemed detrimental to the Company. This may include, but is not limited to, gross misconduct, violation of company policies, insubordination, negligence of duties, or any illegal activity. The decision will be made in accordance with the company’s disciplinary procedures, ensuring a fair and thorough investigation of the matter.
2.“Good Reason” shall mean, without your written consent, (i) a material reduction of your duties or responsibilities relative to your duties or responsibilities in effect immediately prior to such reduction provided, however, that a reduction in duties or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the Chief Financial Officer of the Company remains as such following a Change in Control but is not made the Chief Financial Officer of the acquiring corporation) will not constitute “Good Reason”; (ii) a material reduction by the Company in your base salary as in effect immediately prior to such reduction, except for any such reductions which affect all similarly situated employees of the Company to the same degree; or (iii) any material breach by the Company of this letter. In order for you to resign for Good Reason, you must provide written notice to the Company of the existence of the Good Reason condition within 60 days of the initial existence of such Good Reason condition. Upon receipt of such notice, the Company will have 30 days during which it may remedy the Good Reason condition. If the Good Reason condition is not remedied within such a 30-day period, you may resign based on the Good Reason condition specified in the notice effective no later than 30 days following the expiration of the 30-day cure period.

OWLET BABY CARE, INC. 3300 N. Ashton Blvd. STE 300 Lehi, UT 84043

Congratulations!

Sincerely,

/s/ Kurt Workman
Kurt Workman
Chief Executive Officer

Acknowledgment of Acceptance of Employment Change

I accept employment with Owlet Baby Care, Inc. and acknowledge and fully agree to the terms and conditions set forth in this offer letter:

Amanda Crawford     7/9/2024
Employee Signature Date